Exhibit 10.1

2016 Named Executive Officer Compensation

Name Executive Officers	Base Salary (Annual Rate) (1)	Target Performance Bonus (% of Base Salary) (2)	Options Granted (3)
Lisa D. Earnhardt	$525,000	75%	225,000
President and Chief
Executive Officer

Jeryl L. Hilleman	$355,500	40%	75,000
Chief Financial Officer

Richard E. Kaufman	$331,300	35%	50,000
Senior Vice President and
Chief Operating Officer

(1)	Effective January 1, 2016.
(2)	The actual bonus to be awarded will be at the Compensation Committee’s discretion based on the Company’s performance against specified corporate milestones as determined by the Compensation Committee.
(3)	Granted by the Compensation Committee on January 15, 2016. The exercise price per share of such option grant is $18.90, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The shares subject to each option vest commencing January 1, 2016 in equal monthly installments over four years.